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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Noble Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOBLE ENERGY, INC.
100 Glenborough Drive
Suite 100
Houston, Texas 77067
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 25, 2006
To the Stockholders of
Noble Energy, Inc.:
      The annual meeting of stockholders of NOBLE ENERGY, INC., a Delaware corporation (the “Company”), will be held on Tuesday, April 25, 2006, at 9:30 a.m., Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010-3098, for the following purposes:

1.	To elect the members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	To ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	To consider a stockholder proposal, if properly presented at the annual meeting; and

4.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
      The Board of Directors has fixed the close of business on March 14, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting.
      A record of the Company’s activities during 2005 and its financial statements for the fiscal year ended December 31, 2005 are contained in the Company’s 2005 Annual Report on Form 10-K. The Annual Report does not form any part of the material for solicitation of proxies.
      All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or, alternatively, to vote their proxy by telephone or the internet according to the instructions on the proxy card. If a stockholder who has returned a proxy attends the meeting in person, the stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors of
Noble Energy, Inc.

Arnold J. Johnson
Vice President, General Counsel and Secretary
Houston, Texas
March 23, 2006

INTRODUCTION
CORPORATE GOVERNANCE
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL I ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
PROPOSAL III STOCKHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG NOBLE ENERGY, INC., THE S&P 500 INDEX AND A PEER GROUP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
MATTERS RELATING TO THE INDEPENDENT AUDITOR
STOCKHOLDER PROPOSALS AND OTHER MATTERS

NOBLE ENERGY, INC.
100 Glenborough Drive
Suite 100
Houston, Texas 77067
PROXY STATEMENT
For Annual Meeting of Stockholders
To Be Held On April 25, 2006
INTRODUCTION
      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Noble Energy, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders of the Company to be held at 9:30 a.m. Central Time on Tuesday, April 25, 2006, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010-3098, and at any adjournment or postponement thereof. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to stockholders of the Company is March 23, 2006.
      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no directions are given, the shares will be voted in accordance with the recommendations of the Board of Directors unless otherwise indicated. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Arnold J. Johnson, Secretary, Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.
      In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be eligible for inclusion in the Company’s proxy statement, the By-laws of the Company require that the stockholder give written notice to the Secretary of the Company. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by the Secretary of the Company no later than 120 calendar days before the first anniversary of the release date of the previous year’s annual meeting proxy statement; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has changed by more than 30 days from the date of the previous year’s meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made for such notice to be timely. Accordingly, proper notice of a stockholder proposal for the 2007 annual meeting must be received by the Company no later than November 23, 2006.
      Throughout this proxy statement, all share and per share data have been adjusted to reflect the Company’s two-for-one stock split, effected in the form of a stock dividend distributed on September 14, 2005 to stockholders of record as of August 1, 2005.
Voting Procedures and Tabulation
      Holders of record of common stock of the Company may vote using one of the following three methods:

By Mail: Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone: Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet: By accessing the voting website listed on the accompanying proxy card, stockholders of record may vote through the internet in accordance with the instructions included on the proxy card and on the voting website. Stockholders electing to vote through the internet may incur telephone and internet access charges.
      Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.
      Stockholders whose shares of common stock of the Company are held in the name of a bank, broker or other holder of record (that is, “street name”) will receive separate instructions from such holder of record regarding the voting of proxies.
      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.
      The inspectors will tabulate the number of votes cast for, or withheld from, each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from beneficial owners. For purposes of the 2006 annual meeting, routine items include the election of directors and the ratification of the appointment of the independent auditor. In instances where brokers are prohibited from exercising discretionary authority and no instructions are received from beneficial owners with respect to such item (so-called “broker non-votes”), the shares they hold will not be considered part of the voting power present and, therefore, will have no effect on the vote. For purposes of the 2006 annual meeting, brokers will be prohibited from exercising discretionary authority with respect to the stockholder proposal requiring the separation of the positions of Chairman of the Board and Chief Executive Officer.
CORPORATE GOVERNANCE
      The Company is committed to integrity, reliability and transparency in its disclosures to the public. To this end, the Company adheres to corporate governance practices designed to ensure that its business is conducted in the best interest of its stockholders and in compliance with its legal and regulatory obligations, including the corporate governance listing standards of the NYSE and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company monitors developments in the area of corporate governance.
Director Independence
      The standards applied by the Board of Directors in affirmatively determining whether a director is “independent” in compliance with the listing standards of the NYSE generally provide that a director is not independent if: (1) the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company; (2) the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (3) (A) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or (5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. In addition to these objective standards, the Board of Directors has adopted a general standard, also in compliance with the NYSE listing standards, to the effect that no director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. The Board of Directors exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with the Company or with parties that conduct business with the Company.
      The Board of Directors, applying the standards referenced above, affirmatively determined that no material relationship existed that would interfere with the ability of Jeffrey L. Berenson, Michael A. Cawley, Edward F. Cox, Kirby L. Hedrick, Bruce A. Smith and William T. Van Kleef to exercise independent judgment and that each is independent for Board membership purposes (considering, in the case of Mr. Cawley and Mr. Smith, the matters described under the “Certain Transactions” section of this proxy statement). The Board of Directors also determined that all members of the Audit Committee, Corporate Governance and Nominating Committee and Compensation, Benefits and Stock Option Committee are independent.
Lead Independent Director and Executive Sessions

•	The Company has an empowered Lead Independent Director, currently Michael A. Cawley, who is elected annually by the independent directors. The Lead Independent Director’s responsibilities and authority generally include consulting with the Chairman to establish the agenda for each Board meeting, presiding at all executive sessions of the independent directors and all other Board meetings at which the Chairman is not present, serving as a liaison between the Chairman and the independent directors, coordinating the activities of the independent directors, facilitating communications among the other members of the Board, and consulting with the chairs of the Board committees. The Lead Independent Director’s responsibilities and authority are more specifically described in the Company’s Corporate Governance Guidelines.

•	The Company’s independent directors hold executive sessions without management at regularly scheduled meetings of the Board. These sessions take place outside the presence of the Chief Executive Officer or any other Company employee. The Lead Independent Director presides at these executive sessions, which allows the independent directors the opportunity to separately consider management performance and broader matters of strategic significance to the Company. During 2005, the independent directors met five times in executive sessions of the Board.
Audit Committee

•	All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence” above.

•	The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board of Directors has determined that Bruce A. Smith and William T. Van Kleef each possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE, and is an “audit committee financial expert” within the meaning of applicable SEC rules.

•	The Audit Committee operates under a charter adopted by the Board of Directors that governs its duties and conduct. A copy of the charter can be obtained free of charge from the Company’s website, www.nobleenergyinc.com, or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary or by calling (281) 872-3100.

•	KPMG LLP, the Company’s independent auditor, reports directly to the Audit Committee.

•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent auditor prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, the integrity of the Company’s financial controls and reporting.

•	The Audit Committee has adopted a Policy on Reporting Concerns and Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting matters.

Compensation, Benefits and Stock Option Committee

•	All members of the Compensation, Benefits and Stock Option Committee (the “Compensation Committee”) have been determined to meet the NYSE standards for independence. See “Director Independence” above. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

•	The Compensation Committee operates under a charter adopted by the Board of Directors that governs its duties and conduct. A copy of the charter can be obtained free of charge from the Company’s website, www.nobleenergyinc.com, or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary or by calling (281) 872-3100.
Corporate Governance and Nominating Committee

•	All members of the Corporate Governance and Nominating Committee (the “Governance Committee”) have been determined to meet the NYSE standards for independence. See “Director Independence” above.

•	The Governance Committee operates under a charter adopted by the Board of Directors that governs its duties and conduct. A copy of the charter can be obtained free of charge from the Company’s website, www.nobleenergyinc.com, or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary or by calling (281) 872-3100.

•	The Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this proxy statement under the caption “Evaluation of Director Nominees.”
Corporate Governance Guidelines

•	The Company has adopted a set of Corporate Governance Guidelines, including standards for director qualification and director responsibilities. The guidelines can be obtained free of charge from the Company’s website, www.nobleenergyinc.com, or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary or by calling (281) 872-3100.

Codes of Business Conduct and Ethics

•	The Company has adopted a Code of Business Conduct and Ethics that sets out the Company’s policy regarding laws and business conduct, and contains a compilation of Company policies relevant to business conduct and a process for reporting violations thereof. A copy of the code can be obtained free of charge from the Company’s website, www.nobleenergyinc.com, or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary or by calling (281) 872-3100.

•	The Company has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which may be reported to the Audit Committee. A copy of the code can be obtained free of charge from the Company’s website, www.nobleenergyinc.com, or by written request to the Company at the address appearing on the first page of this proxy statement to the attention of the Corporate Secretary or by calling (281) 872-3100.
Personal Loans to Executive Officers and Directors
      The Company complies with, and operates in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to, or for the benefit of, its directors and executive officers.
Directors Attendance at Annual Meetings of Stockholders
      All directors are expected to attend each annual meeting of stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at the annual meeting will be considered by the Governance Committee in assessing each director’s performance. Last year, all directors attended the annual meeting of stockholders.
Communication With the Board of Directors
      Stockholders and other interested parties may contact any member of the Board of Directors, any Board committee or any chair of any such committee by mail, electronically or by calling the Company’s independent, toll-free compliance line. To communicate by mail with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All correspondence should be sent to Noble Energy, Inc., Attention: Corporate Secretary, at 100 Glenborough, Suite 100, Houston, Texas 77067. To communicate with any of the Company’s directors electronically, stockholders should go to the Company’s website at www.nobleenergyinc.com. Under the headings “Corporate Governance/ Corporate Governance Guidelines,” you will find a link under Exhibit 3 (“Shareholder Communications with Directors”) that may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors. In addition, stockholders may call the Company’s independent, toll-free compliance line listed on the Company’s website under the headings “Corporate Governance/ Audit Committee Complaints Policy.”
      All stockholder communications properly received will be reviewed by the office of the Company’s General Counsel to determine whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.
VOTING SECURITIES
      Only holders of record of common stock of the Company, par value $3.33 1/3 per share, at the close of business on March 14, 2006, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes on filed proxies and ballots are counted as present for establishing a quorum. On the record date for the annual meeting, there were issued and outstanding 178,667,209 shares of common stock. Each share of common stock is entitled to one vote.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following tabulation sets forth as of March 1, 2006 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of common stock of the Company, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Securities Exchange Act of 1934.

	Number of Shares
	of Common Stock		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

AXA Financial, Inc.	25,381,261	(1)	14.2%
Alliance Capital Management Company 1290 Avenue of the Americas New York, NY 10104
NWQ Investment Management Company, LLC	23,088,058	(2)	13.0%
2049 Century Park East, 4th Floor Los Angeles, CA 90067
Wellington Management Company	10,785,242	(3)	6.0%
75 State Street Equity Department Boston, MA 02109

(1)	Included in the shares of common stock that are beneficially owned by AXA Financial, Inc. are (i) 25,347,749 shares beneficially owned by Alliance Capital Management L.P., a subsidiary of AXA Financial, Inc., solely for investment purposes on behalf of client discretionary investment advisory accounts, and (ii) 33,512 shares directly held by AXA Equitable Life Insurance Company. Alliance Capital Management L.P. has sole voting power with respect to 19,557,093 shares of common stock, shared voting power with respect to 550,160 shares of common stock, and sole dispositive power with respect to 25,347,749 shares of common stock.

(2)	Includes shares of common stock beneficially owned by clients of NWQ Investment Management Company, LLC, which clients may include investment companies registered under the Investment Company Act of 1940, as amended, and/or employee benefit plans, pension funds, endowment funds or other institutional clients. NWQ has sole voting power with respect to 20,090,240 shares of common stock and sole dispositive power with respect to 23,088,058 shares of common stock.

(3)	Wellington Management Company, in its capacity as investment adviser, may be deemed to beneficially own 10,785,242 shares of common stock, which are held of record by clients of Wellington Management Company. Wellington has shared voting power with respect to 6,536,980 shares of common stock and shared dispositive power with respect to 10,785,242 shares of common stock.
PROPOSAL I
ELECTION OF DIRECTORS
      As of the date of this proxy statement, the Company’s Board of Directors consists of eight directors, six of whom are independent. Information regarding the business experience of each nominee is provided below. All directors are elected annually to serve until the next annual meeting and until successors are elected.
      Directors are elected by plurality vote of the shares present at the annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. The proxyholders will vote in favor of the eight persons listed below unless contrary instructions are given.

      If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for the eight persons recommended by the Board of Directors, except where authorization to do so is withheld.
      The Board of Directors expects that all of the nominees will be available to serve as directors as indicated. In the event that any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by the Board of Directors unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.
Company Nominees for Director
      Jeffrey L. Berenson — Mr. Berenson, age 55, is President and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, Mr. Berenson was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. He was appointed to the Board of Directors of Patina Oil & Gas Corporation in December 2002 and joined the Company’s Board of Directors upon completion of the Company’s merger with Patina on May 16, 2005. Mr. Berenson is also a member of the Board of Directors of Epoch Holdings Corporation.
      Michael A. Cawley — Mr. Cawley, age 58, has served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (the “Foundation”) since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley has served as a trustee of the Foundation since 1988 and is also a director of Noble Corporation. He has served as a director of the Company since 1995 and its Lead Independent Director since 2001.
      Edward F. Cox — Mr. Cox, age 59, has been a partner in the law firm of Patterson Belknap Webb & Tyler llp, New York, New York for more than five years and serves as the chair of the firm’s corporate department. Mr. Cox has served as a director of the Company since 1984.
      Charles D. Davidson — Mr. Davidson, age 56, has served as President and Chief Executive Officer of the Company since October 2000 and has served as Chairman of the Board since April 2001. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO.
      Thomas J. Edelman — Mr. Edelman, age 55, founded Patina Oil & Gas Corporation and served as its Chairman and Chief Executive Officer from its formation in 1996 until its May 2005 merger with the Company. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. From 1980 to 1981, he was with The First Boston Corporation and from 1975 through 1980, with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman serves as Chairman of Bear Cub Investments LLC. He joined the Company’s Board of Directors upon completion of the Company’s merger with Patina on May 16, 2005.
      Kirby L. Hedrick — Mr. Hedrick, age 53, served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. Mr. Hedrick was elected to the Company’s Board of Directors on August 1, 2002.
      Bruce A. Smith — Mr. Smith, age 62, has served as President and Chief Executive Officer of Tesoro Corporation since 1995 and has served as its Chairman since 1996. Mr. Smith joined Tesoro in 1992. He was elected to the Company’s Board of Directors on March 6, 2002.
      William T. Van Kleef — Mr. Van Kleef, age 54, served in executive management positions at Tesoro Corporation from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with

Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. He joined the Company’s Board of Directors on November 11, 2005.
      Generally, the Company’s By-laws provide that a stockholder must deliver written notice to the Secretary of the Company no later than 90 calendar days prior to the annual meeting naming the stockholder’s nominee(s) for director and specifying certain information concerning the stockholder and nominee(s). Accordingly, a stockholder’s nominee(s) for director to be presented at the 2007 annual meeting of stockholders must be received by the Company no later than January 24, 2007.
      The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the Board’s nominees.
INFORMATION CONCERNING THE BOARD OF DIRECTORS
      The Board of Directors held fourteen meetings in 2005, consisting of five regular meetings, the annual organizational meeting and eight special meetings.
Evaluation of Director Nominees
      The Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance the Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.
      In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board of Directors. In addition, the Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Governance Committee will also seek to have the Board of Directors represent a diversity of backgrounds, experience, gender and race.
      The Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Governance Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board of Directors — for example, retirement as a CEO or CFO of a public company or exiting government or military service or business and civic leaders in the communities in which the Company’s facilities are located. The Governance Committee also, from time to time, will engage firms that specialize in identifying director candidates. The Governance Committee will also consider candidates recommended by stockholders.
      Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Governance Committee Chair or another member of the Governance Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee will request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the

Governance Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Governance Committee’s evaluation process will be the same whether or not a candidate is recommended by a stockholder, although the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.
      The Governance Committee will consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of the Corporate Secretary and received by the Corporate Secretary not less than 90 days in advance of an annual stockholder meeting. A stockholder must include the following information with each recommendation for a director nominee:

•	The name and address of the stockholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership;

•	Whether the stockholder intends to appear in person or by proxy at the annual stockholders meeting to make the nomination;

•	A description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made; and

•	The name of the candidate, the candidate’s resumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.
Committees of the Board of Directors
      The Board of Directors has four standing committees, whose names, current members and purposes are as follows:

Audit Committee — Bruce A. Smith, Chair; Michael A. Cawley; Kirby L. Hedrick; and William T. Van Kleef. The primary purpose of the Audit Committee is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee held ten meetings during 2005. For more details, see information under the section “Report of the Audit Committee.”

Compensation, Benefits and Stock Option Committee — Kirby L. Hedrick, Chair; Edward F. Cox; and Bruce A. Smith. The purpose of the Compensation, Benefits and Stock Option Committee is to: (1) review and approve corporate goals and objectives in the areas of: (a) salary and bonus compensation, (b) benefits, and (c) equity-based compensation, as these areas relate to the Chief Executive Officer (“CEO”), evaluating the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determine and approve the CEO’s compensation level based on that evaluation; (2) make recommendations to the Board with respect to non-CEO executive officer compensation, incentive-compensation plans and equity-based plans that are subject to board approval; and (3) produce a committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K. The Board of Directors has delegated to the Compensation Committee authority to determine and approve the Company’s compensation philosophy; the annual salary, bonus, equity-based compensation and other benefits applicable to executive officers of the Company other than the CEO; and equity-based compensation applicable to non-executive employees. The Compensation, Benefits and Stock Option Committee held ten meetings during 2005. For more details, see information under the section “Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation.”

Corporate Governance and Nominating Committee — Michael A. Cawley, Chair; Jeffrey L. Berenson; Edward F. Cox; Kirby L. Hedrick; Bruce A. Smith; and William T. Van Kleef. The overall purpose of the Corporate Governance and Nominating Committee is: (1) to take a leadership role in providing a focus on corporate governance to enable and enhance the Company’s short and long-term performance; (2) to engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by the Board; (3) to develop, and recommend to the Board, a set of corporate governance principles or guidelines applicable to the Company; (4) to advise the Board with respect to the Board’s composition, procedures and committees; and (5) to oversee the evaluation of the Board and management. The Corporate Governance and Nominating Committee held six meetings during 2005.

Environment, Health and Safety Committee — Edward F. Cox, Chair; Charles D. Davidson; Thomas J. Edelman; and Kirby L. Hedrick. The overall purpose of the Environment, Health and Safety Committee is to assist the Board of Directors in determining whether the Company has appropriate policies and management systems in place with respect to environment, health and safety (“EH&S”) matters and to monitor and review compliance with applicable EH&S laws, rules and regulations. The Environment, Health and Safety Committee held five meetings during 2005.

      Each director attended at least 75% of the meetings of the Board of Directors and its committees of which such director was a member during 2005.
Compensation Committee Interlocks and Insider Participation
      Kirby L. Hedrick, Edward F. Cox and Bruce A. Smith served on the Compensation Committee during 2005. There were no Compensation Committee interlocks nor insider (employee) participation during 2005.
Compensation of Directors
      The 2005 director compensation program consisted of two principal elements, which are discussed below: annual retainer and committee fees and equity grants of stock options and restricted stock. The Governance Committee reviews the director compensation program annually.

Annual Retainer and Committee Fees: Directors who are not officers of the Company or any of its subsidiaries (“non-employee directors”) receive an annual retainer of $37,500 and a fee of $1,000 for each Board of Directors or committee meeting attended. With the exception of the Audit Committee, the chair of each committee, if not also an employee or officer of the Company, receives an additional annual fee of $5,000. The chair of the Governance Committee, Mr. Cawley, has elected to waive the chair’s fee. The chair of the Audit Committee receives an additional $15,000 annual fee. The position of “Lead Independent Director,” which is filled by a non-employee director, receives an additional annual fee of $20,000. Non-employee directors are entitled to the benefit of the Company’s Non-Employee Director Fee Deferral Plan. Under the terms of this plan, non-employee directors may, during a specified period of time each year, elect to have all or any portion of their director fees deferred for future payment by the Company. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board of Directors and committee meetings.

Equity Grants: The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”) was approved by the stockholders of the Company at the April 26, 2005 annual meeting. The purposes of the 2005 Plan are to provide each non-employee director of the Company with an added incentive to continue in the service of the Company and a more direct interest in the future success of the operations of the Company by granting to such directors options to purchase shares of the Company’s common stock and awards of restricted shares of the Company’s common stock. The 2005 Plan provides for a fixed grant of stock options and award of restricted stock upon the director’s joining the Company’s Board of Directors and thereafter annually on each February 1 during the term of the plan. In addition, the Board of Directors has the discretion, subject to certain limitations, to grant stock options and award restricted stock to the non-employee directors in addition to the February 1 automatic grant and to determine the restrictions, terms and conditions applicable to such grants and awards.

PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
      The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP to serve as independent auditor of the Company for the fiscal year ending December 31, 2006. This firm has audited the accounts of the Company since May 2002. Although action by the stockholders on this matter is not required, the Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by the independent auditor in maintaining the integrity of Company financial controls and reporting.
      One or more representatives of KPMG LLP are expected to be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.
      The Board of Directors unanimously recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as independent auditor.
PROPOSAL III
STOCKHOLDER PROPOSAL ON INDEPENDENT BOARD CHAIRMAN
      The owner of approximately 19,722 shares of common stock has advised the Company that it intends to present the following resolution at the annual meeting of stockholders. In accordance with the applicable proxy statement regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of the Company stock present in person or by proxy and entitled to vote at the annual meeting. The Company will provide to any stockholder the name and address of the proposing stockholder upon receiving an oral or written request from such stockholder.
The Board of Directors unanimously opposes, and recommends that stockholders vote
AGAINST, the adoption of this stockholder proposal.
      Resolved: that Noble Energy, Inc. shareholders recommend that the Board of Directors revise the Corporate Governance Guidelines of the Company to establish a policy of separating the positions of Chairman of the Board of Directors and Chief Executive Officer so that the Chairman of the Board of Directors will be an independent member of the Board, except in explicitly spelled out extraordinary circumstances.
Supporting Statement:
      It is the responsibility of the Board of Directors (“Board”) to protect shareholders’ interest by providing independent and objective oversight of management. By separating the position of Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”), the company will promote greater management accountability to shareholders and it lead to a more objective evaluation of management.
      The Chairman controls the flow of information between management and the Board and also is the final determiner of the Board meeting agendas and Board strategies. Consequently, a CEO who also acts as Chairman has great power to influence the information received by the Board. The CEO has a personal interest in conveying information that reflects well on his or her performance. Thus, when the CEO also acts as Chairman, a conflict of interest can arise and the CEO may not adequately represent the interests of shareholders or provide impartial leadership. A non-CEO Chairman, on the other hand, can provide an independent assessment of management, strengthen the Board’s credibility, and improve shareholder confidence in the corporation.
      An objective and independent Board leader can provide the necessary oversight of management. In light of recent corporate scandals, investors must be able to rely on the Board to provide an impartial review of management and its affairs. Merely requiring that the majority of the Board be independent and establishing a Lead Independent Director are not sufficient to prevent the type of scandal that affected Enron, WorldCom and Tyco. These corporations had a majority of independent directors on the Board when the scandal occurred. Each company also had an insider serving as Chairman. Shareholders cannot derive confidence solely from the fact that a majority of the members of the Board of Directors of a company are independent when the CEO serves as Chairman.
      Because of this very concern, separating the roles of Chairman and CEO is a growing trend in the effort to reform the way corporations operate. According to a 2003 report in The Corporate Board Member Magazine, hundreds of U.S. companies, including about one-quarter of those listed on Standard & Poor’s 500 stock index, have already split the two positions. Furthermore, a 2004 survey published in McKinsey Quarterly, found that two-thirds of directors favor splitting the Chairman and CEO positions.
      This proposal would enhance management accountability to shareholders by ensuring that an independent director, rather than a party with a potential conflict of interest, serves as Chairman and controls the information and agenda presented to the Board of Directors.
      Based on the considerations outlined above, I urge you to vote FOR this proposal.
Board of Directors’ Response:
      The Board strongly endorses the view that one of its primary functions is to protect stockholders’ interests by providing independent and objective oversight of management, including the Chief Executive Officer. However, the Board does not believe that mandating a particular structure, such as separate Chairman and Chief Executive Officer status, is necessary to achieve independent oversight of management. Rather, the Board believes that the interests of the Company and its stockholders are best served at this time by the leadership and direction provided by a full-time Chairman and Chief Executive Officer, with an empowered Lead Independent Director serving as a key component of the Company’s governance structure, subject to oversight by the independent members of the Board.
      The Board believes that it should be free to exercise its judgment to determine who should serve as Chairman at any particular point in time in light of the Company’s then-current and anticipated future circumstances. The proposal submitted by a stockholder of the Company would mandate a particular structure and deprive the Board of its flexibility to organize its functions and conduct its business in the manner it deems in the best interests of the Company and its stockholders.
Independent directors make up a substantial majority of the Board.
      The Board has been, and continues to be, a strong proponent of Board independence. Currently, six of the eight members of the Board are independent directors under the applicable NYSE listing standards and SEC rules. Each director is a full and equal participant in the major strategic, oversight and policy decisions of the Company. While the six independent directors comprise a substantial majority of the Board, the Board’s Audit Committee, Compensation, Benefits and Stock Option Committee and Corporate Governance and Nominating Committee consist entirely of independent directors. Moreover, the Board, and each committee of the Board, has the power to hire independent legal, financial, accounting, or other advisors, as it may deem necessary, without consulting or obtaining the approval of any officer of the Company in advance. The Board believes that this structure provides effective independent oversight of the Company’s management and key issues related to long-range business plans, long-range strategic issues and risks, ethics and integrity.

The Lead Independent Director is empowered with specific responsibilities and duties.
      The Company already has an empowered Lead Independent Director who is elected annually by the non-management directors. The Lead Independent Director’s responsibilities and authority are clearly defined in the Corporate Governance Guidelines posted on the Company’s website and include the following:

•	Consulting with the Chairman to establish the agenda for each Board meeting;

•	Presiding at all executive sessions of the independent directors;

•	Coordinating the activities of the independent directors;

•	Coordinating the agenda for and moderating sessions of the Board’s independent directors and other non-management directors;

•	Facilitating communications among the other members of the Board; and

•	Consulting with the chairs of the appropriate Board committees and soliciting their participation to avoid diluting the authority or responsibilities of those committee chairs.
The Board considers the Lead Independent Director to be a key component of the Company’s overall corporate governance structure and believes that this empowered Lead Independent Director provides strong and independent oversight of the Company’s management and business affairs.
The fully independent Compensation, Benefits and Stock Option Committee regularly evaluates the performance and compensation of the Chief Executive Officer.
      The Board strongly endorses the independent review, evaluation and compensation of the Company’s Chief Executive Officer. The Compensation, Benefits and Stock Option Committee, which is comprised entirely of independent directors, annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and sets the compensation of the Chief Executive Officer based on this evaluation, without the participation of the Chief Executive Officer or other directors, if any, who are members of management.
The fully independent Corporate Governance and Nominating Committee is responsible for planning for the succession of the Chief Executive Officer.
      The Board’s Corporate Governance and Nominating Committee conducts an annual review on succession planning (including policies regarding succession in the event of an emergency), evaluating potential successors to the Chief Executive Officer. The Governance Committee also conducts a similar annual review of succession planning for other Company officer positions.
Independent directors meet separately in executive sessions on a regular basis.
      An executive session of the independent directors without management is scheduled at each regularly scheduled meeting of the Board. These sessions take place outside the presence of the Chief Executive Officer or any other Company employee. The Lead Independent Director presides at these executive sessions, which allows the independent directors the opportunity to separately consider management performance and broader matters of strategic significance to the Company.
Recent data indicates that the vast majority of the largest U.S. public companies do not have a separate chairman and chief executive officer.
      The February 2006 edition of the Corporate Compliance & Regulatory Newsletter reports that the vast majority of the 100 largest publicly listed U.S. companies continue to have a single person serve as both the chairman and chief executive officer. As of June 15, 2005, only 19 of the largest 100 companies had chairmen who were not also serving as CEO, compared with 14 of such companies in 2003 and 2004. Furthermore, of those 19 companies that have a separate chairman and CEO structure, only four of those companies have implemented explicit policies requiring separation of the two positions. According to Corporate Compliance, this nominal increase is not evidence of a growing trend but rather the result of a few well-publicized instances of extreme stockholder dissatisfaction with, and the ultimate resignation of, a company’s chief executive officer. In fact, the number of stockholder proposals advocating an independent board chairman have fallen over the last three years. Corporate Compliance also reports that the data during that period suggests that those instances in which different individuals serve as chairman of the board and CEO are more closely related to a company’s CEO succession process rather than the adoption of a specific corporate governance policy.
      Likewise, as of January 1, 2006, 13 of the Company’s 16 peer group companies, or approximately 81%, had a single person serving as both the chairman and CEO according to the most recent proxy statements and other available SEC filings. Furthermore, only one of the 16 peer group companies had an independent chairman and no member of the Company’s peer group had a policy requiring the appointment of an independent board chairman.
The interests of the Company and its stockholders have been well-served by the current Chairman and Chief Executive Officer.
      The Chief Executive Officer bears primary responsibility for managing the Company’s business day to day. As such, the Board believes that the Chief Executive Officer is the person in the best position to ensure that key business issues and stakeholder interests are brought to the Board’s attention. In addition, the Lead Independent Director may request the inclusion of specific agenda items for Board meetings as is stipulated in the Company’s Corporate Governance Guidelines.
      The Board believes that the Company is strengthened by the chairmanship of Mr. Charles D. Davidson, who provides strategic, operational, and technical expertise, vision and a proven ability to lead the Company to the successes it has experienced. Under Mr. Davidson’s leadership, the Company has continued to reflect solid growth and increasing profits. The Board believes that under present circumstances the interests of the Company and its stockholders are best served by the leadership and direction of Mr. Davidson as Chief Executive Officer and Chairman.
      For the foregoing reasons, the Board of Directors unanimously opposes, and recommends that stockholders vote AGAINST, the adoption of the stockholder proposal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      The following tabulation sets forth, as of March 1, 2006, the shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and named executive officers as a group.

	Common Stock Beneficially Owned(1)

	Number of		Percent of
Name	Shares		Class

Director
Jeffrey L. Berenson	37,995	(2)(6)	0.02%
Michael A. Cawley	53,175	(2)(3)(6)	0.03%
Edward F. Cox	51,577	(2)(6)	0.03%
Charles D. Davidson	735,208	(2)(4)(6)	0.41%
Thomas J. Edelman	5,329,703	(2)(5)(6)(7)	2.98%
Kirby L. Hedrick	53,577	(2)(6)	0.03%
Bruce A. Smith	54,577	(2)(6)	0.03%
William T. Van Kleef	16,377	(6)	0.01%
Named Executive Officers(excluding any director named above)
Alan R. Bullington	137,815	(2)(4)(6)	0.08%
Susan M. Cunningham	175,694	(2)(6)	0.10%
David L. Stover	82,791	(2)(6)	0.05%
Chris Tong	48,559	(2)(6)	0.03%

All directors and named executive officers as a group (12 persons)	6,777,048	(2)(3)(4)(5)(6)(7)	3.79%

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Includes shares not outstanding but subject to options that are currently exercisable (or that will become exercisable on or before April 30, 2006), as follows: Mr. Berenson — 18,794 shares; Mr. Cawley — 50,000 shares; Mr. Cox — 22,000 shares; Mr. Davidson — 661,338 shares; Mr. Edelman — 1,679,854 shares; Mr. Hedrick — 50,000 shares; Mr. Smith — 50,000 shares; Mr. Bullington — 117,775 shares; Ms. Cunningham — 160,590 shares; Mr. Stover — 68,775 shares; and Mr. Tong — 21,861 shares.

(3)	Mr. Cawley is one of eleven trustees of The Samuel Roberts Noble Foundation, Inc. The Samuel Roberts Noble Foundation, Inc. holds of record 2,017,266 shares of Company common stock. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Where there are multiple trustees of a company and a majority vote is required for corporate action, no individual trustee is deemed to have beneficial ownership of securities held by such company. Accordingly, the 2,017,266 shares held of record by the Foundation are not reflected in Mr. Cawley’s beneficial ownership of common stock.

(4)	Includes shares not outstanding but indirectly held in a qualified 401(k) Plan, as follows: Mr. Davidson — 2,669 shares and Mr. Bullington — 8,353 shares.

(5)	Included in the shares that are beneficially owned by Mr. Edelman are 68,572 shares of common stock in which shared dispositive power and sole voting power are held by his spouse.

(6)	Includes restricted stock awards not currently vested, as follows: Mr. Berenson — 6,377 shares; Mr. Cawley — 1,577 shares; Mr. Cox — 1,577 shares; Mr. Davidson — 66,201 shares; Mr Edelman — 6,377 shares; Mr. Hedrick — 1,577 shares; Mr. Smith — 1,577 shares; Mr. Van Kleef — 6,377 shares; Mr. Bullington — 11,687 shares; Ms. Cunningham — 15,104 shares; Mr. Stover — 14,016 shares; and Mr. Tong — 26,698 shares.

(7)	Includes 2,320,000 shares held under the Company’s and certain other nonqualified deferred compensation plans.

EXECUTIVE COMPENSATION
      The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors and the information under the section “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this proxy statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.
REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION
To the Stockholders of
Noble Energy, Inc.:
      The purpose of the Compensation, Benefits and Stock Option Committee (the “Compensation Committee”) is to: (1) review and approve corporate goals and objectives in the areas of: (a) salary and bonus compensation, (b) benefits, and (c) equity-based compensation, as these areas relate to the Chief Executive Officer (“CEO”), evaluating the CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determine and approve the CEO’s compensation level based on that evaluation; (2) make recommendations to the Board with respect to non-CEO executive officer compensation, incentive compensation plans and equity-based plans that are subject to Board of Directors approval; and (3) produce a committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K. The Board of Directors has delegated to the Compensation Committee authority to determine and approve the Company’s compensation philosophy; the annual salary, bonus, equity-based compensation and other benefits applicable to executive officers of the Company other than the CEO; and equity-based compensation applicable to non-executive employees. The Compensation Committee held ten meetings during 2005.
Compensation Philosophy
      The Company’s compensation philosophy is to pay employees for the value of their contributions, recognizing differences in individual performance through the various components of total compensation. Total compensation consists of base salary, incentives and benefits. The Company’s objective is to provide a total compensation program that is flexible enough to respond to changing market conditions and that also aligns compensation levels with sustained performance compared to industry benchmarks. The Company’s compensation philosophy is evaluated annually.
      The executive compensation policy of the Company, which is endorsed by the Compensation Committee, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the Compensation Committee is mindful of the following principles and guidelines.
      Base salaries for executive officers should be competitive with comparable positions in peer companies. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of stockholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person’s level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of incentive-based compensation. Stock options, restricted stock and performance units together provide a balanced long-term incentive program that aligns the interests of our stockholders and our executives toward the enhancement of stockholder value.

Components of Compensation Program
      The 2005 executive compensation program consisted of three principal elements, which are discussed below: base salary, a short-term incentive plan and a long-term incentive plan.

Base Salary: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys conducted by independent compensation consultants. These surveys, which address base salary and other compensation components, provide a comparative analysis of executive compensation considering similar positions in peer companies. In 2005, the Compensation Committee engaged an independent compensation consultant to update its review of the Company’s executive compensation program. The review covered base salary and targeted compensation levels under the Company’s short-term incentive plan and long-term incentive plan. The Compensation Committee analyzes the information and makes annual adjustments based on performance and market conditions. The policy of the Compensation Committee generally is to establish base salary levels that approximate market averages. Based on the consultant’s survey, adjustments were made to certain executive officers’ base salary to more closely approximate the market averages.

Short-Term Incentive Plan: The short-term incentive plan (“STIP”) is an annual incentive bonus plan in which executive officers participate and is available to all full-time employees of the Company and its subsidiaries. The target bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. Target percentage factors range from 6 to 100 percent, with factors of 100 percent for the CEO and either 65 or 70 percent for the other four top-paid executive officers.

In the 2005 performance year, the Compensation Committee set annual performance goals for the Company to include four specific performance-based measures and one discretionary component assigned by the committee. The performance measures, which account for 50% of the formula, are discretionary cash flow, proved reserve additions, production, and controllable unit costs. These performance measures and the related targets for discretionary cash flow, proved reserve additions, production, and controllable unit costs were reviewed and approved by the Compensation Committee. Discretionary cash flow is composed of net income, adding back depreciation, depletion and amortization and various other non-cash expense items. In the early part of 2006, the Compensation Committee reviewed the overall performance of the Company for fiscal year 2005 and assigned appropriate achievement factors to these performance measures and determined the discretionary component. Payout under the plan based on the Company’s 2005 performance occurred in February 2006.

Long-Term Incentive Plan: The long-term incentive plan (“LTIP”) was approved by the Compensation Committee and adopted by the Board of Directors on January 27, 2004. The LTIP is designed to: (i) provide a comprehensive long-term incentive program that is performance-driven and rewards long-term business success; (ii) offer competitive long-term incentive compensation opportunities to key Company employees; (iii) provide motivation to maximize long-term stockholder value creation; (iv) reward outstanding achievement of those who can most directly affect the Company’s results and instill a sense of business ownership; and (v) assist the Company in attracting and retaining high quality talent. The LTIP, which has an effective date of January 1, 2004, provides for awards of stock options, restricted stock and performance units. The stock options and restricted stock are issued under the Company’s 1992 Stock Option and Restricted Stock Plan (the “1992 Plan”), which was approved by the stockholders in 1992 and amended in 1997, 2000, 2002, 2003 and 2005. The 1992 Plan permits the use of several different types of stock-based grants or awards: nonqualified or incentive stock options with or without stock appreciation rights, and restricted stock. Option grants represent the right to purchase shares of common stock over a period of up to ten years at fair market value on the date of grant and upon such terms and conditions, consistent with the provisions of the 1992 Plan, as are specified by the Compensation Committee at the time of grant. Restricted stock may be awarded by the Compensation Committee subject to such terms and conditions as may be specified by the committee. Restricted stock awarded under the LTIP will generally vest after three years, provided that certain performance criteria are achieved during the performance period. Performance units will be paid in cash based on the attainment of specific predetermined multi-year performance objectives. For 2006, these objectives are debt-adjusted reserves and production per share, and total stockholder return relative to a predetermined peer group. Generally, each performance period is three years. Prior to the beginning of each period, performance objectives and target awards are established by the Compensation Committee and performance units are issued to participants. At the end of each performance period, cash payouts are determined based on the achievement of the objectives. Stock options, restricted stock and performance units were awarded under the LTIP in February 2006, covering a performance period of January 1, 2006 to December 31, 2008.

During 2005, the Compensation Committee approved and the Company awarded special non-LTIP compensation under the 1992 Plan, including (i) awards of stock options and restricted stock to Mr. Davidson on May 16, 2005 upon completion of the Company’s merger with Patina Oil & Gas Corporation, (ii) awards of stock options and restricted stock to executive officers on August 1, 2005 based on independent compensation consultant data reflecting escalating market compensation conditions, and (iii) awards of stock options and restricted stock to Mr. Tong on January 3, 2005 as an inducement to his employment with the Company. Also as an inducement to his employment with the Company, Mr. Tong was awarded non-LTIP performance units on January 3, 2005. The Compensation Committee may approve additional non-LTIP awards in subsequent years under these and other circumstances.

2005 Compensation of CEO
      Davidson Total Salary, STIP Bonus and LTIP and Other Awards. After assessing the Company’s overall performance last year on the basis of the criteria described above, for 2005 the Compensation Committee authorized for Mr. Davidson (1) a total salary of $852,232, (2) a bonus under the Company’s STIP of $1,202,500 which was paid in February 2006 based on the Company’s 2005 performance, (3) awards under the Company’s LTIP of 58,852 stock options, 12,000 shares of restricted stock and 720,000 performance units, and (4) non-LTIP awards under the 1992 Plan of 21,550 stock options and 8,700 shares of restricted stock on May 16, 2005 upon completion of the Patina merger and 12,000 stock options and 6,000 shares of restricted stock on August 1, 2005 based on independent compensation consultant data reflecting escalating market conditions.
Change of Control Agreements
      Davidson Change of Control Agreement. The Company’s change of control agreement with Mr. Davidson includes provisions regarding the severance package that Mr. Davidson may be entitled to if he is terminated within 24 months after a change of control of the Company. A change of control for purposes of Mr. Davidson’s agreement will be deemed to have occurred if any of the following conditions occur:

•	individuals who constituted the Board of Directors at the time of Mr. Davidson’s employment (the “Incumbent Board”) cease to constitute at least 51% of the Board, provided that any person whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board; or

•	the stockholders of the Company approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity; or

•	the stockholders of the Company approve a liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets to a non-related party; or

•	a new person or entity becomes the owner of at least 25% of the outstanding common stock or voting power in the Company.
      If the Company terminates Mr. Davidson for cause, incapacity due to physical or mental illness, or death, the Company has no further obligation to Mr. Davidson. A termination for cause, upon the occurrence of certain actions or circumstances enumerated in the change of control agreement, may only be made by the affirmative vote of a majority of the members of the Board of Directors.
      If the Company terminates Mr. Davidson for any other reason within 24 months after a change of control of the Company, then the Company will pay or provide the following to Mr. Davidson:

•	all unpaid salary, expenses, compensation and benefits;

•	a lump sum of 2.99 times his annual cash compensation (made up of annual salary and bonus);

•	an amount equal to his pro-rata target bonus for the then-current year;

•	life, disability, medical and dental insurance benefits, upon his written request, for 36 months or such shorter period until Mr. Davidson obtains substantially equivalent coverage from a subsequent employer;

•	the continuation of the vesting of his Company stock options; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.
      The above amounts will have a gross-up payment applied to them to offset fully the effect of any federal excise tax.
      Change of Control Agreements for Other Officers. As of the date of this proxy statement, each executive officer of the Company has a change of control agreement similar to Mr. Davidson’s as described above. These change of control agreements generally incorporate the same terms and conditions as Mr. Davidson’s agreement, except a different multiplier is used in the executive officers’ agreements. This multiplier affects two provisions of the agreement: (i) the lump sum payment that will be made upon termination and (ii) the provision of insurance benefits. For example, the multiplier in Mr. Davidson’s agreement is 2.99, so he will receive a lump sum of 2.99 times his annual cash compensation and up to 36 months of benefits (2.99 times 12 months) if he is terminated under certain change of control circumstances that are described above. The multiplier for the executive officers (other than Mr. Davidson) is 2.5. Thus, each executive officer’s lump sum payment is 2.5 times his or her annual cash compensation and his or her insurance benefits may extend for up to 30 months.
Tax Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code contains provisions that limit the tax deductibility of executive compensation in excess of $1 million per person per year, subject to certain exceptions. The general policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the Compensation Committee could determine, after taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible if the committee believes the payments are in the Company’s best interest. In 1997, the stockholders of the Company approved the amended and restated 1992 Plan, allowing compensation paid thereunder in the form of stock options and stock appreciation rights to qualify as “performance-based compensation” for purposes of Section 162(m). In addition, in 2004 the stockholders of the Company approved the material terms of the performance goals applicable to future grants of restricted stock and performance units under the LTIP for the purpose of qualifying payments made pursuant to those grants as “performance-based compensation” for the purposes of Section 162(m).

Summary
      The members of the Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are rewarded commensurately. The Compensation Committee believes that compensation levels during 2005 adequately reflect the compensation goals and policies of the Company.
March 23, 2006

Compensation, Benefits and
Stock Option Committee

Kirby L. Hedrick, Chair
Edward F. Cox
Bruce A. Smith

      The following “Summary Compensation Table,” “Option Grants in 2005” table, “Aggregated Option Exercises in 2005 and 12/31/05 Option Values” table, “Long Term Incentive Plan Grants in 2005” table, “Pension Plan Table,” and “Performance Graph” are attachments to this Report of the Compensation, Benefits and Stock Option Committee on Executive Compensation.

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most-highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the “named executive officers”) for the years indicated. Stock options and restricted stock represent shares as adjusted to reflect the two-for-one split of the Company’s common stock on September 14, 2005.
Summary Compensation Table

	Annual Compensation				Long Term Compensation

				Other	Shares	Shares of	Performance	All Other
Name and				Annual	Underlying Stock	Restricted	Unit	Compensation
Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(1)	Stock(2)	Payouts	($) (3)

Charles D. Davidson	2005	852,232	1,202,500	4,100	92,402 (4)	26,700 (4)	0	355,238
President and Chief	2004	741,667	1,320,000	4,100	86,580	22,320	0	220,470
Executive Officer	2003	700,000	560,000	4,100	150,000		0	145,046

Chris Tong	2005	345,973	399,965	136	73,580	23,176	0	122,042
Senior Vice President
and Chief Financial Officer

Susan M. Cunningham	2005	345,974	362,819	136	23,580	7,176	0	13,133
Senior Vice President —	2004	310,417	347,200	136	17,094	4,406	0	3,460
Exploration and	2003	300,000	148,000	136	50,000			198
Corporate Reserves

David L. Stover	2005	316,807	408,914	4,586	23,580	7,176	0	159,195
Senior Vice President —	2004	254,583	283,800	136	12,872	3,318	0	24,756
North America Division	2003	225,417	92,000	136	40,000			15,089

Alan R. Bullington	2005	293,474	352,028	5,349	20,580	5,176	0	68,279
Senior Vice President —	2004	248,469	238,900	5,350	12,872	3,318	0	40,380
International Division	2003	234,167	83,000	5,350	40,000			36,201

(1)	Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments (33.33%) on the first, second and third anniversaries of the date of grant. The vesting of the options will accelerate in the event of a change in control of the Company. Vesting of these options is not contingent on any performance criteria, although none of the options may be exercised before the first anniversary (absent a change in control of the Company) or after the tenth anniversary of the date of grant.

(2)	Consists of restricted shares of the Company’s common stock issued pursuant to the 1992 Plan. Vesting of the following number of restricted shares at the end of the three-year restricted period ending February 1, 2008 is dependent upon the Company’s achievement of total stockholder return that meets or exceeds the comparable stockholder return of at least 25% of certain identified peer group companies: Mr. Davidson — 12,000; Mr. Tong — 3,176; Ms. Cunningham — 3,176; Mr. Stover — 3,176; and Mr. Bullington — 3,176. The vesting of the remaining shares is not subject to performance criteria, and will vest over a time period ranging between 30 to 36 months from the date of grant. In addition, the lapse of restrictions on restricted shares will accelerate in the event of a change in control of the Company. The grantee has the right to receive dividends or distributions on the shares of restricted stock, although such dividends or distributions are subject to the same restrictions as the shares of restricted stock.

(3)	Consists of (a) contributions by the Company to the Noble Energy Thrift & Profit Sharing Plan, (b) contributions by the Company to the Company’s nonqualified deferred compensation plan (including interest), (c) taxable value of Company provided term life insurance and (d) project and/or sign-on bonuses; in each case as follows for the year ended December 31, 2005 (with the amounts attributable to each category for each respective named executive officer being shown): Mr. Davidson — (a)$12,600, (b)$342,638, (c)$0, (d)$0; Mr. Tong — (a)$10,290, (b)$6,240, (c)$512, (d)105,000; Ms. Cunningham — (a)$12,600, (b)$0, (c)$533, (d)$0; Mr. Stover — (a)$12,600, (b)$36,115, (c)$480, (d)$110,000; and Mr. Bullington — (a)$12,600, (b)$45,007, (c)$672, (d)$10,000.

(4)	Includes 21,550 stock options and 8,700 shares of restricted stock awarded to Mr. Davidson on May 16, 2005 upon completion of the Company’s merger transaction with Patina.
      The following table sets forth certain information with respect to options to purchase common stock granted during the year ended December 31, 2005 to each of the named executive officers.
Option Grants in 2005

	Individual Grants
						Potential Realizable Value
		Number of	% of Total			at Assumed Annual Rates
		Shares	Options	Exercise		of Stock Price Appreciation
		Underlying	Granted to	or Base		for Option Term
		Options	Employees	Price	Expiration
Name	Grant Date	Granted(1)	in 2005	($/sh)	Date	5%($)(2)	10%($)(3)

Charles D. Davidson	Feb. 1	58,852		29.8700	2/1/15	1,105,535	2,801,649
	May 16	21,550 (4)		32.7925	5/16/15	444,436	1,126,257
	Aug. 1	12,000		41.4650	8/1/15	312,924	793,020

		92,402	3.26%			1,862,895	4,720,926

Chris Tong	Jan. 3	50,000		29.8800	1/3/15	939,550	2,381,050
	Feb. 1	15,580		29.8700	2/1/15	292,670	741,686
	Aug. 1	8,000		41.4650	8/1/15	208,616	528,680

		73,580	2.6%			1,440,836	3,651,416

Susan M. Cunningham	Feb. 1	15,580		29.8700	2/1/15	292,670	741,686
	Aug. 1	8,000		41.4650	8/1/15	208,616	528,680

		23,580	0.83%			501,286	1,270,366

David L. Stover	Feb. 1	15,580		29.8700	2/1/15	292,670	741,686
	Aug. 1	8,000		41.4650	8/1/15	208,616	528,680

		23,580	0.83%			501,286	1,270,366

Alan R. Bullington	Feb. 1	15,580		29.8700	2/1/15	292,670	741,686
	Aug. 1	5,000		41.4650	8/1/15	130,385	330,425

		20,580	0.73%			423,055	1,072,111

(1)	Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments (33.33%) on the first, second and third anniversaries of the date of grant.

(2)	Reflects an assumed appreciated market price per share of common stock as follows:

Appreciated
Grant Date	Market Price

January 3	$48.671
February 1	$48.655
May 16	$53.416
August 1	$67.542

(3)	Reflects an assumed appreciated market price per share of common stock as follows:

Appreciated
Grant Date	Market Price

January 3	$77.501
February 1	$77.475
May 16	$85.055
August 1	$107.550

(4)	Options granted to Mr. Davidson on May 16, 2005 upon completion of the Company’s merger transaction with Patina.
      The following table sets forth certain information with respect to the exercise of options to purchase common stock during the year ended December 31, 2005, and the unexercised options held at December 31, 2005 and the value thereof, by each of the named executive officers.
Aggregated Option Exercises in 2005
and 12/31/05 Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at December 31,		In-the-Money Options at
	Shares		2005 (number of shares)		December 31, 2005 ($)
	Acquired	Value
Name	on Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles D. Davidson	—	—	562,860	200,122	12,043,883	2,913,893
Chris Tong	—	—	0	73,580	0	671,695
Susan M. Cunningham	—	—	133,031	51,643	2,905,532	737,507
David L. Stover	—	—	45,957	45,495	976,353	612,365
Alan R. Bullington	—	—	94,957	42,495	2,073,306	612,365

      The following table sets forth certain information with respect to performance units granted during the year ended December 31, 2005 to each of the named executive officers. Performance units will be paid in cash based upon the Company’s achievement of specific predetermined multi-year performance targets established by the Compensation Committee. At the end of the performance period ending December 31, 2007, cash payouts will be determined based on the achievement of these targets and paid in cash in the third quarter of 2008. The amount per unit is dependent upon: (a) debt-adjusted compound annual growth rates in reserves per share and production per share, in each case relative to a predetermined peer group and calculated over a three-year measurement period commencing on January 1, 2005 and ending on December 31, 2007, and (b) total stockholder return relative to the same peer group over the same three-year measurement period.
Long Term Incentive Plan Grants in 2005

		% of Total		Estimated Payout at Maturity
	Number of	Performance
	Performance	Units Granted			Target	Maximum
	Units	to Employees		Minimum	Payout @	Payout @
Name	Granted	in 2005	Performance Period	Payout	$1 per Unit	$2 per Unit

Charles D. Davidson	720,000	7.94%	Jan. 1, 2005 – Dec. 31, 2007	$0	$720,000	$1,440,000
Susan M. Cunningham	190,600	2.1%	Jan. 1, 2005 – Dec. 31, 2007	$0	$190,600	$381,200
Chris Tong(1)	190,600	2.1%	Jan. 1, 2005 – Dec. 31, 2007	$0	$190,600	$381,200
David L. Stover	190,600	2.1%	Jan. 1, 2005 – Dec. 31, 2007	$0	$190,600	$381,200
Alan R. Bullington	190,600	2.1%	Jan. 1, 2005 – Dec. 31, 2007	$0	$190,600	$381,200

(1)	Mr. Tong also received 159,000 Performance Units for the performance period January 1, 2004 – December 31, 2006 with a minimum payout of $0, target payout of $159,000 and a maximum payout of $318,000.
      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.
Pension Plan Table

	Estimated Annual Benefits Upon Retirement at Age 65 After
	Completion of the Following Years of Service
60 Month Average
Annual Compensation	15	20	25	30	35

$ 100,000	$30,000	$40,000	$40,000	$45,196	$45,196
150,000	45,000	60,000	60,000	71,446	71,446
200,000	60,000	80,000	81,413	97,696	97,696
300,000	90,000	120,000	125,163	150,196	150,196
400,000	120,000	160,000	168,913	202,696	202,696
600,000	180,000	240,000	256,413	307,696	307,696
800,000	240,000	320,000	343,913	412,696	412,696
1,000,000	300,000	400,000	431,413	517,696	517,696
1,300,000	390,000	520,000	562,663	675,196	675,196
1,400,000	420,000	560,000	606,413	727,696	727,696
1,500,000	450,000	600,000	650,163	780,196	780,196
      Upon vesting, the amount of retirement benefit depends on an employee’s final average monthly compensation, age and the number of years of credited service (maximum of 30). Final average monthly compensation is defined generally to mean the participant’s average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement that give the highest average monthly rate of compensation for the participant. Compensation covered by the defined benefit plans is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant’s federal income tax withholding statement for the applicable calendar year. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere in this proxy statement under the section “Annual Compensation” approximate covered compensation for 2005. The amount of benefit shown in the above table is not subject to any deductions for social security or any other offset amounts.
      Under the Company’s qualified defined benefit plan and applicable Internal Revenue Code provisions, as of January 1, 2005, the amount of compensation that can be taken into account under the Company’s qualified defined benefit plan was $210,000 and the maximum annual benefit increased to $170,000. The benefits that accrue in excess of these limitations are paid pursuant to the Company’s nonqualified defined benefit plan and are subject to social security taxes.
      As of December 31, 2005, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Davidson — 5; Mr. Tong — 1; Ms. Cunningham — 4; and Mr. Stover — 3; and Mr. Bullington — 15.
      Under the Company’s nonqualified Deferred Compensation Plan, the named executive officers are eligible to defer portions of the salary and bonus reflected on the Summary Compensation Table above, and to receive certain matching contributions that would have been made to the Company’s qualified 401(k) plan if the plan had not been subject to Internal Revenue Code compensation and contribution limitations. The matching contributions and interest earnings credited to the Deferred Compensation Plan accounts of the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table above.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG NOBLE ENERGY, INC., THE S&P 500 INDEX
AND A PEER GROUP
      The following graph sets forth the cumulative total stockholder return for the Company’s common stock, the S&P 500 Index, and a Company peer group, for the years indicated as prescribed by the SEC’s rules.

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	Cumulative Total Return(1)

	12/00	12/01	12/02	12/03	12/04	12/05

Noble Energy, Inc.	100.00	77.03	82.35	97.90	136.41	179.02

S&P 500 Index	100.00	88.12	68.64	88.33	97.94	102.75

Peer Group(2)	100.00	79.55	82.39	105.54	141.97	229.55

(1)	Total return assuming reinvestment of dividends. Assumes $100 invested on December 31, 2000 in common stock, the S&P 500 Index and the Peer Group of Companies.

(2)	Composed of the following companies: Anadarko Petroleum Corp., Apache Corp., Burlington Resources Inc., Chesapeake Energy Corp., Devon Energy Corp., EOG Resources Inc., Forest Oil Corp., Houston Exploration Company, Kerr-McGee Corp., Murphy Oil Corp., Newfield Exploration Company, NOBLE ENERGY, INC., Pioneer Natural Resources Company, Pogo Producing Company, Stone Energy Corp., Vintage Petroleum Inc., and XTO Energy Inc.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with during the year ended December 31, 2005.
CERTAIN TRANSACTIONS
      In the ordinary course of its business, the Company purchases products or services from, or engages in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of the Board of Directors. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.
      During 2005, the Company paid approximately $374,194 to Thomas J. Edelman, a director of the Company, pursuant to the terms of a consulting agreement with an effective date of May 16, 2005 between Mr. Edelman and the Company. The Company entered into the consulting agreement to retain the services of Mr. Edelman as an independent contractor of, and consultant for, the Company for a period of twelve months from the effective date of the agreement. The consulting agreement requires Mr. Edelman to provide the Company with advice on specific matters, with a principal focus on the integration of the operations of Patina Oil & Gas Corporation into the operations of the Company. The Company will pay Mr. Edelman the sum of $50,000 monthly and provide certain benefits to Mr. Edelman throughout the term of the consulting agreement.
      During 2005, the Company received approximately $3.3 million from Tesoro Corporation, as consideration for a single sale of crude oil production attributable to the Company’s non-operated interest in the El Tordillo field in Argentina. The sale of the Company’s crude oil to Tesoro was arranged by the field operator, TecPetrol Sociedad Anonima, in connection with a single arms-length fair market value transaction by competitive bid covering all field production, without active participation by the Company. Mr. Smith is Chairman and Chief Executive Officer of Tesoro.
      During 2005, the Company paid approximately $77,436 to The Samuel Roberts Noble Foundation, Inc., principally relating to reimbursement of expenses for the Company’s use of aircraft owned by the Foundation, and the Company received payments of approximately $24,289 for the Foundation’s use of aircraft owned by the Company. Michael A. Cawley is President and Chief Executive Officer of the Foundation, and a trustee of the Foundation.

REPORT OF THE
AUDIT COMMITTEE
To the Stockholders of
Noble Energy, Inc.:
      The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which the Audit Committee and the Board of Directors adopted on March 4, 2004 and most recently amended on January 24, 2006 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on the Company’s website at www.nobleenergyinc.com under the “Corporate Governance” section and is also available in print to any shareholder who requests it. The Audit Committee held ten meetings during 2005, including regular meetings and special meetings addressing earnings releases and related matters.
      The Board of Directors appointed William T. Van Kleef to the Audit Committee effective December 5, 2005. Throughout 2005 and continuing to date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Exchange Act of 1934, as amended, and as so determined by the Company’s Board of Directors. The Board of Directors has also determined that Messrs. Smith and Van Kleef are each an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.
Review and Discussion
      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the committee discussed the auditors’ independence with management and the auditors.
      The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.
      Based on the Audit Committee’s discussions with management and the independent auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC.
March 23, 2006

Audit Committee

Bruce A. Smith, Chair
Michael A. Cawley
Kirby L. Hedrick
William T. Van Kleef

MATTERS RELATING TO THE INDEPENDENT AUDITOR
Accounting Fees and Services for Fiscal Years 2005 and 2004

	2005		%	2004		%

Audit Fees	1,357,000	(1)	87.1	1,518,000	(1)	82.0
Audit Related Fees	177,086	(2)	11.4	175,150	(2)	9.5
Tax	24,362	(3)	1.5	156,688	(3)	8.5
Other	0		0	0		0

	1,558,448		100	1,849,838		100

(1)	The services rendered in 2004 and 2005 included the audit of the Company’s annual financial statements, Form 10-K, and review of the financial statements included in the Company’s Forms 10-Q. In addition, the services included the audit of the Company’s internal controls.

(2)	Includes fees paid for statutory audit, retirement plan and 401(k) audit work, and various other reports for internal compliance.

(3)	Various tax consultations.
Audit Committee Pre-Approval Policies and Procedures
      The Audit Committee pre-approves all audit and non-audit services by an independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve non-audit related services of up to $25,000 rendered by the Company’s independent auditor. Any pre-approval of non-audit services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.
      All audit-related services, tax services and other services for 2005 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

STOCKHOLDER PROPOSALS AND OTHER MATTERS
      Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in the Company’s proxy statement relating to the 2006 annual meeting of stockholders, which is currently scheduled to be held on April 24, 2007, must be received by the Company at its office in Houston, Texas, addressed to the Secretary of the Company, no later than November 23, 2006.
      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers, agents or employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.
      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Noble Energy, Inc.
Houston, Texas
March 23, 2006

Chris Tong
Senior Vice President and
Chief Financial Officer

(NOBLE ENERGY LOGO)
THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-850-5356, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until 5:00 p.m. Eastern Time on April 24, 2006.
INTERNET VOTING
Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until 5:00 p.m. Eastern Time on April 24, 2006.
VOTING BY MAIL
Simply mark, sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1102, New York, NY 10269-0667. If you are voting by telephone or the Internet, please do not mail your proxy card.

CONTROL NUMBER

PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

☒	Please mark your votes as indicated in this example.

The Company’s Board of Directors recommends a vote FOR proposal 1, with no exceptions, and FOR proposal 2.

1.	Election of Directors	FOR ALL NOMINEES WITH NO EXCEPTIONS	FOR ALL NOMINEES WITH EXCEPTIONS NOTED	WITHHOLD AUTHORITY FOR ALL NOMINEES
	Jeffrey L. Berenson, Michael A. Cawley,	☐	☐	☐
Edward F. Cox, Charles D. Davidson,
Thomas J. Edelman, Kirby L. Hedrick,
Bruce A. Smith and William T. Van Kleef

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to ratify the appointment of KPMG LLP as the Company’s independent auditor.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

The Company’s Board of Directors recommends a vote AGAINST proposal 3.

3.	Stockholder proposal that the Board of	FOR ☐	AGAINST ☐	ABSTAIN ☐
Directors revise the Corporate Governance Guidelines of the Company to establish a policy of separating the positions of Chairman of the Board of Directors and Chief Executive Officer so that the Chairman of the Board of Directors will be an independent member of the Board, except in explicitly spelled out extraordinary circumstances.

4.	In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting and any adjournment or postponement thereof.

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.
Date		2006

Signature

Signature (if held jointly)

Please sign this proxy as your name(s) appears above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

     PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING

NOBLE ENERGY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
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I have received the Notice of Annual Meeting of Stockholders to be held on April 25, 2006, and a Proxy Statement furnished by the Board of Directors of Noble Energy, Inc. (the “Company”) for the Meeting. I appoint Charles D. Davidson and Chris Tong, and each of them, as proxies with power of substitution in each, to represent me and to vote all the shares of common stock of the Company that I am entitled to vote at the Annual Meeting on April 25, 2006 in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the meeting.
THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT IF YOU DO NOT SPECIFY HOW THE PROXY SHOULD BE VOTED, IT WILL BE VOTED “FOR” PROPOSAL 1 (WITH NO EXCEPTIONS) AND 2, AND “AGAINST” PROPOSAL 3.

(Continued and to be signed on the reverse side)